WATSON WYATT WORLDWIDE

                                                          Watson Wyatt & Company
                                                        General Counsel's Office
                                                                       Suite 900
                                                     601 Thirteenth Street, N.W.
                                                           Washington, DC  20005
                                                        Telephone:  202 624 0600
                                                               Fax  202 639 8542

May 10, 1996

Mr. Bruce I. Rollick
Vice President
Watson Wyatt Worldwide
Suite 700
401 West Georgia Street
Vancouver, B.C.  V6B 5A1

Subject:  Your Transition to Retirement

Dear Bruce:

This letter sets forth the terms and conditions to which we have agreed pertaining to your retirement from the Wyatt Company (referred to hereafter as "Watson Wyatt") and your future relationship with the firm.

All amounts referred to in this agreement are in Canadian dollars unless otherwise specified.

A.  Purpose
The purpose of this agreement is to help you to transition to retirement while preserving and growing the client base of our Vancouver office.

B.  Vancouver Management and Management Succession
You will step down as Managing Consultant of the Vancouver office on June 30, 1996, at which time Salim Shariff will be appointed as your successor. You will work with Salim between now and June 30 to ensure a smooth transition to his leadership of the office, and you will agree to provide him support after June 30 to facilitate and ensure the effective transition of your client relationships to Salim and other key associates of the Vancouver Watson Wyatt office.

C.  Retirement
You will retire from employment with Watson Wyatt as of June 30, 1996, subject to the terms of this agreement. At that time, you will also resign from the Board of Directors and all related committees.

In recognition of your early retirement and long service, Watson Wyatt will calculate your pension (including the Registered Basic, Excess, and Supplemental Plans) with early retirement factors applied as if you were age 55 as of June 30, 1996. The payment of your Canadian Excess Retiring Allowance Plan and Canadian Supplemental Retiring Allowance Plan ("Excess and Supplemental Plans") shall be made in a lump sum on or before July 31, 1996 based on an estimated FY'96 bonus. The amount shall be recalculated to take into account your actual
FY'96 bonus in October, 1996 and a further payment will be made in October, 1996, to reflect the difference. The recalculation is to be based on July 1, 1996 actuarial assumptions with interest added to the extra payment at the assumed rate in these assumptions from July to October, 1996.

Payment of amounts due from Watson Wyatt to you under the basic Registered Pension Plan shall commence July 1, 1996 in accordance with the terms of that plan.

D.  FY'96 Bonus
Your fiscal 1996 bonus will be calculated by allocating to you the same percentage of your target bonus as the Vancouver office FY'96 bonus pool (excluding your bonus) is as a percentage of total FY'96 target bonuses (excluding your target bonus), adjusted for meeting the current Vancouver office profit plan (the "mini-budget") as shown on Schedule A.

E.  Wyatt Stock
You will agree to sell your Wyatt shares back to the Company on June 30, 1996 on the same terms as for other shareholders, except that the Company will agree to repurchase your shares at U.S. $4.51 per share with a cash payment on or before June 30, 1996, with an adjustment for the final FY'96 stock price paid within two months after the final June 30, 1996 share price is determined.

If at any time prior to July 1, 1998 the price of Wyatt stock exceeds U.S. $6.50 per share due to a change in the stock valuation formula, a sale of the Company, or any other change not related to Wyatt operating results, Wyatt shall pay you the difference between the established stock price and U.S. $6.50 multiplied by 300,000. Payment will be made within 30 days of the date the stock price is established (above the U.S. $6.50 level).

This provision will survive the termination of this agreement.

F.  Transition Payments
To ensure the smooth transition of your clients to the Vancouver office, Watson Wyatt will pay special transition payments to a holding company established by you ("Conco") and acceptable to Watson Wyatt. These payments will be made on a quarterly basis over a four year period commencing with the first quarter of the Company's 1997 fiscal year, and will be calculated as 3% of the work in progress generated in each quarterly period for the clients described in the list attached as Schedule B to this agreement. Each quarterly payment will be made by Watson Wyatt to Conco by the 30th day of the month following the end of each calendar quarter.

Work in progress shall have the same meaning as set forth in Section G of this agreement. If a negative ratio is determined for a fiscal year in respect of billings and work in progress pursuant to section G below, then the payments made to Conco under this Section F shall be reduced by the amount of such negative ratio. The amount of the reduction shall be recovered from future payments to Conco or deducted from the last quarterly payment due to Conco in each fiscal year, or paid directly by Conco to Watson Wyatt.

These transition payments are to be made in the expectation that you/Conco will promote the transition of client relationships from you to senior Watson Wyatt consultants in Vancouver. For purposes of this agreement, these transitions will be deemed to have been made when in the judgment of the Managing Consultant of the Vancouver office, or based on objective evidence, you have introduced a new client relationship manager or account manager to your key accounts (as listed in Attachment B to this agreement), who has been accepted by the client as having ongoing responsibility for the relationships you currently or formerly have maintained with these clients.

Your failure to make these transitions by June 30, 1996 can be considered a breach of this agreement, entitling Watson Wyatt to terminate this Agreement and the Consulting Agreement. If Watson Wyatt elects to terminate for your failure to make the transitions, Watson Wyatt will not be obliged to make any further payments pursuant to this Agreement or the Consulting Agreement.

G.  Consulting Relationship
While your clients are being transitioned to Watson Wyatt consultants in Vancouver, we expect that some clients will want you personally to continue to provide consulting services to them. With the approval of the Vancouver Managing Consultant, which shall not be unreasonably withheld, you will be permitted under this agreement to provide these services.

To enable you to do this, effective July 1, 1996, Watson Wyatt will engage Conco under a Consulting Agreement attached hereto as Schedule C (the "Consulting Agreement") to provide consulting services to Watson Wyatt clients and to develop new business, particularly with respect to union and multi-employer plan clients. The term of this Consulting Agreement shall be three years, or until terminated under the terms of this agreement.

During this period, Watson Wyatt will pay Conco under the Consulting Agreement for each hour of your recorded consulting time for approved clients (those listed in Schedule B or as otherwise approved by the Vancouver Managing Consultant) at the rate of 50% of the billable rate established from time to time by Conco. The initial billing rate will be $400 per hour, which will be increased from time to time consistent with billing rates in the Vancouver office with the approval of the Managing Consultant.

We acknowledge that Conco will provide certain "strategic consulting" services to organizations that are not currently clients of Watson Wyatt, provided that in the judgment of the Vancouver Managing Consultant such services are not services that could otherwise be provided by Watson Wyatt consultants in the Vancouver office. Such strategic consulting services shall mean advice and counsel in respect of all aspects of the actuarial, group health, and benefit and asset services consulting field but shall not include such work as actuarial valuations, government filings, or pricing for negotiations, nor shall it include consulting in other practice areas which constitute consulting services provided by other Watson Wyatt associates in North America.

Watson Wyatt will make monthly payments to Conco by the 30th of each month for consulting services based on the consulting hours recorded by you as work in progress against Watson Wyatt clients in the preceding month. A record in respect of billings will be maintained during each fiscal year. The net of all billings less work in progress for all clients listed in Schedule B to this Agreement for consulting services rendered by Watson Wyatt to such clients in each fiscal year shall be calculated. If the net of all billings less work in progress is negative, then the ratio of such negative number to the total work in progress that generated the fiscal year total billings shall be computed. An adjustment will be made in the amounts paid to Conco in respect to such fiscal year by Watson Wyatt equal to the negative ratio described above multiplied by the value of the consulting time recorded as work in progress by you/Conco in respect to such designated clients for such fiscal year.

If an adjustment is necessary to the amounts paid Conco in respect of a given fiscal year, Watson Wyatt shall withhold such adjustments from the last monthly payment to be made to Conco for the fiscal year or from other consulting payments due to Conco under this agreement.

If the net of all billings less work in progress in respect to the designated clients, for a fiscal year, is positive, this amount shall enure to the benefit of Watson Wyatt.

Work in progress which is used to determine the amount billed to clients shall include time recorded by all associates for services rendered plus expenses incurred on behalf of each client recorded as part of work in progress.

H.  Business Development
Subject to the Managing Consultant's or Watson Wyatt's approval of Rollick/Conco's target clients, Watson Wyatt will pay to Conco $90 per hour for time recorded by Rollick/Conco in attempting to generate business from new clients (i.e., clients that were not Watson Wyatt clients as of July 1, 1996) and new work assignments from existing Watson Wyatt clients not included in Schedule B. These payments are to be made by the 30th of each month, based on the hours recorded each month by Rollick/Conco.

Watson Wyatt will pay a further 5% of the work in progress created in each fiscal year from new clients for the fiscal year in which the services are first provided to the new client or new client assignments in respect to existing clients, and for the following three fiscal years, such amounts to be offset by all amounts paid to Rollick/Conco pursuant to this Section on an hourly basis for time spent generating the new client. Such payments will be made quarterly, based on work in progress created with respect to the new client or new assignments from existing clients in that quarter, and shall be paid to Conco by the 30th day of the month following the end of each calendar quarter, adjusted for realization (net billings less work in progress) as in Section F above.

I.  Non-Compete
Through June 30, 1999 or twelve months after the date of termination of the Consulting Agreement, if earlier than July 1, 1998, Rollick/Conco will not: 1. Without Watson Wyatt's specific written consent, solicit or hire for employment in any business venture in competition with the business of Watson Wyatt, any person who is an employee of Watson Wyatt, or to attempt to influence any such person to terminate his or her employment with Watson Wyatt. (This clause shall not apply to Janet Olsen.) 2. Without Watson Wyatt's specific prior written consent, provide any services that are provided by Watson Wyatt consultants in North America (except for "strategic consulting" services as defined in Section G and provided personally by you), to any Watson Wyatt clients except pursuant to this Agreement as set forth herein.

These provisions will apply except as outlined in paragraph J below.

J.  Replacement of Vancouver Managing Consultant
If, prior to June 30, 1999, Salim Shariff ceases to be Managing Consultant in the Vancouver office and another person is appointed as the Vancouver office Managing Consultant, you will have the right to continue arrangements under the Consulting Agreement or to terminate these agreements. If you elect to terminate these agreements and to continue not to compete with Watson Wyatt as outlined in paragraph I above, Watson Wyatt will pay Conco $25,000 per month for each full month from the date of the appointment of the new Managing Consultant to June 30, 1998. We will also continue to pay the transition payments (Section F) and for new business generated (Section H). If you terminate these agreements and compete with Watson Wyatt, all future payments under these agreements will cease. It is understood that in the event Salim Shariff ceases to be the Managing Consultant in the Vancouver office, it will be in the best interests of all involved to have his replacement appointed in a timely manner.

K.  Litigation Support
While this Agreement is in effect, you agree to support Watson Wyatt in any litigation or dispute involving your responsibilities or actions as a consultant, actuary, Manager, and Director. This includes by is not limited to the litigation involving the Regina police. Watson Wyatt will pay you for all time spent preparing for and/or attending at and/or assisting with any litigation or dispute at the same hourly rate you/Conco are to be paid for performing client work for Watson Wyatt.

L.  Non-disparagement
Rollick and Watson Wyatt agree that an effective consulting business requires clear management direction, business focus, and ordinary business etiquette. To enhance the effectiveness of the Watson Wyatt Vancouver office, Rollick and Watson Wyatt agree that differences of opinion involving the day-to-day implementation of this agreement, as well as Watson Wyatt's business strategy, services, products, or management decisions, will be resolved in a business-like manner, among Rollick and the Vancouver Managing Consultant, the Regional Manager for Canada, and Watson Wyatt senior management, as appropriate. Rollick and Watson Wyatt will, to the fullest extent possible, endeavor to minimize involvement of other Watson Wyatt associates in such issues.

M.  Expenses
Through July 1, 1999, Watson Wyatt will provide you office space, business equipment, and administrative support in our offices in Vancouver, subject to the continuing agreement of the Vancouver Managing Consultant. Watson Wyatt will also continue to pay your monthly parking fees, your monthly mileage allowance, and your cellular car telephone bills for business use. Watson Wyatt also agrees that subject to her continued employment with Watson Wyatt and subject to her consent to continue to serve in this role, Janet Olsen will continue to serve as your Executive Assistant so long as the Consulting Agreement is in effect.

While this Agreement remains in effect, Watson Wyatt will reimburse you for business class travel and meals and lodging expenses for all approved client and new business related travel made by Rollick on behalf of Watson Wyatt.
Additionally, Watson Wyatt will pay you for any normal business expenses incurred in the ordinary course of performing consulting and new business services for Watson Wyatt.

If you and/or the Vancouver Managing Consultant decide that it would be preferable for you to move to offices outside the Vancouver office prior to July 1, 1999, Watson Wyatt will pay Conco a monthly allowance, to be negotiated between Conco and the Vancouver Office Managing Consultant, from the date of your move through July 1, 1999 or the termination of this Agreement, whichever comes first. This monthly payment will be intended to pay a proportionate share (based on the percentage of Conco revenues that represent work for Watson Wyatt) of your total office expenses, administrative assistance, business equipment, etc., and will be in lieu of the services described in the first paragraph of this Section of the Agreement.

N.  Availability of Watson Wyatt Staff

While the Consulting Agreement remains in effect, Watson Wyatt will make available to Rollick such Watson Wyatt associates as are needed to support Rollick/Conco in providing client services and developing new business as described in the Agreement. With the agreement of the Vancouver Managing Consultant, whose approval shall not be unreasonably withheld, these support services and associates will be made available to you/Conco on a basis comparable to that which existed prior to this Agreement.

O.  Liability  Coverage

Watson Wyatt will cover Rollick under its liability insurance program for all services or work performed by Rollick for Watson Wyatt clients under this agreement and the Consulting Agreement. Rollick/Conco acknowledge that the Watson liability coverage does not apply to strategic consulting or other consulting work done by Rollick/Conco outside these agreements.

P.  Miscellaneous

1. You and Conco will remain subject to all obligations of Watson Wyatt associates regarding confidential information while providing services under the Consulting Agreement.

2. You and Conco will conduct business in accordance with the professional and actuarial standards that apply to Watson Wyatt associates, as directed by the Managing Consultant, while this agreement remains in effect.

3. You acknowledge that the amounts paid to you pursuant to this agreement include but are not limited to all amounts owing for notice and /or severance pay under the common law and the Employment Standards Act of British Columbia and you also acknowledge that you are retiring early pursuant to this Agreement.

4. This agreement shall be governed and construed in accordance with the laws of the Province of British Columbia. If any part of this agreement is determined to be unenforceable or illegal, that provision or provisions shall be severable from this agreement to the extent of such unenforceability or illegality without affecting the remaining portions of this agreement.

5. Any dispute between you/Conco and Watson Wyatt under this agreement shall be resolved pursuant to the provisions of the Commercial Arbitration Act of British Columbia. In the event of any arbitration proceedings with respect to this Agreement, the successful party will be entitled to payment from the unsuccessful part of special costs on a full indemnity basis including fees, disbursements, and taxes related to the determination of the dispute by arbitration.

6. You acknowledge that your acceptance of this Agreement constitutes a full and final settlement of any and all claims or demands which you may have, or in the future may have, against Watson Wyatt or any of its officers, directors, employees, successors, or assigns, arising out of your employment by or ownership interest in Watson Wyatt. You further release and waive Watson Wyatt and its officers, directors, and employees from any action or liability relating to your employment with or ownership interest in or termination from Watson Wyatt, including, without limitation, any right you may have under the Employment Standards Act of British Columbia.

7. Watson Wyatt releases and discharges Rollick from liability with respect to any and all claims, known or unknown, arising from his actions or conduct (except willful misconduct or fraud) in the course of his performing the management functions of Office Manager of the Vancouver office (but not from any claims arising from performance of his roles as director, actuary or consultant) up to the date of this Agreement. To the best of its knowledge, Watson Wyatt does not have legal claims to assert against Rollick, nor is Watson Wyatt currently contemplating asserting any such claims against Rollick.

8. You agree to keep these agreements and the terms thereof confidential, to be discussed only with family members, Janet Olsen, your counsel and other professional advisors, the Vancouver Managing Consultant, the Regional Manager for Canada, and the Wyatt Board of Directors.

9. Watson Wyatt will provide Rollick/Conco with copies of all appropriate Vancouver office accounting records on reasonable notice that are needed to determine amounts payable to Rollick/ Conco pursuant to this Agreement and the Consulting Agreement.

10. Watson Wyatt and Rollick, respectively, each acknowledge that they will, in good faith, use their best efforts to act in a manner reasonably contemplated to carry out the terms of this Agreement.

Sincerely,


A. W. Smith,  Jr.  \s\
A. W. Smith   Jr.



Accepted by:


Bruce I. Rollick   \s\
Bruce I. Rollick

                                   SCHEDULE A

Formula for Determining Rollick FY `96 Bonus

Base salary:               $        515,000

Target bonus:                           40%

Target bonus:              $        206,000

Steps for determining Rollick FY `96 bonus

     Step 1: Determine  Vancouver  bonus pool  (excluding  Rollick) as
               percentage  of  Vancouver   target  bonus  pool   (excluding
               Rollick)

     Step 2:  Multiply  percentage from step 1 by Rollick target  bonus

     Step 3: Multiply result of step 2 by profit plan adjustment factor from table below

     Step 4:  Result is final Rollick bonus for FY `96.


Profit Plan Adjustment Table

                                   Percentage                    Profit Plan
                                    of Profit Plan                Adjustment
                                    Achieved                      Factor
                                   ---------------               ------------

                                    120 % or more                 120%
                                    115%                          115%
                                    110%                          110%
                                    105%                          105%
                                    100%                          100%
                                    95%                            95%
                                    90%                            90%
                                    85%                            85%
                                    80% or less                    80%


Notes:

1.       All dollar figures are in Canadian dollars.

2. For purposes of this Schedule A, the Profit Plan of the Vancouver office for fiscal 1996 shall mean the NOI, calculated on the basis employed in the regular monthly accounting reports produced by Watson Wyatt's accounting department, of $1.6 million Canadian.

3. If the accounting department adjusts its method of accounting for WIP, reserves, or NOI in regarding to the FY'96 financial statements before the final calculation of office NOI's, an appropriate adjustment will be made to the financial goal included in #2 above.

                                   SCHEDULE B


Client                                               Billings for Fiscal 95 WIP


Teamster Canada Pension Plan
   - Inventory lines 85186/85187                                     $1,310,723

TMTIRB                                                                  465,189

TWU (all existing and new WIP lines,
except 88086,  85527, 08773, 08774, 08775,
08783, 10488 and 10881). TWU does not
include 21670, 88021, 94350, 94351 and
10922                                                                   949,095

Operating  Engineers (67850 and 67851),                                 165,565
not 21873

Pulp and Paper Industry Pension Plan
(73230 and 72299)                                                       809,748

B. C. Central Credit Union
  - 12520                                                               106,227
  - 12526                                                               106,594

TCG
  - 87210                                                               159,030
  - 02982                                                                37,382

UFCWU
  - 74680                                                               224,922
  - 74710                                                                60,582

TOTAL                                                                $4,395,327

*shall also include any new inventory lines created in respect of new work generated from clients in Schedule B subsequent to June 30, 1996.

SCHEDULE C


Consulting Agreement

This Agreement is made effective the 1st day of July, 1996

Between:
The Wyatt Company, a company incorporated under the laws of the State of Delaware, carrying on business under the name and style of "Watson Wyatt Worldwide", with its head office located at Suite 1000, 601 Thirteenth Street, N.W., Washington, DC 20005-3808.

(hereinafter called "Watson Wyatt")

And:
Karisa Investments Limited, a company incorporated under the laws of the Province of British Columbia, having its registered and records office located at 2100 - 505 Burrard Street, Vancouver, British Columbia V7X 1R4.

(hereinafter called "Karisa")

And:
Bruce I. Rollick, c/o Suite 700-401 West Georgia Street, Vancouver, British Columbia, V6B 5A1

(hereinafter called "Rollick")

Whereas Karisa has agreed to provide Watson Wyatt with certain consulting services and Watson Wyatt has requested Karisa to provide certain consulting services subject to the terms and conditions set out.

Now therefore this agreement witnesseth that in consideration their mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

1.  Definitions
For the purposes of this Agreement:
(a) "Strategic Consulting Services" means advice and counsel in respect of all aspects of the actuarial, group health and benefit and asset services consulting field but shall not include such work as actuarial valuations, government filings or pricing for negotiation nor shall it include consulting in other practice areas which constitute consulting services provided by other Watson Wyatt services in North America.

(b) "Term" means the period commencing on July 1, 1996 and ending on the earlier of: (i) June 30, 1999, or, (ii) the earlier termination of this Agreement in accordance with paragraph 14 of this Agreement.

(c) "Work in Progress" means time recorded to determine the amount to be billed to clients and shall include time recorded by associates of Watson Wyatt for services rendered plus expenses incurred on behalf of each client recorded as part of work in progress.

(d) "Vancouver Managing Consultant" shall mean the Managing Consultant of Watson Wyatt's Vancouver office appointed by Watson Wyatt from time to time.

2.  Consulting Relationship
(a) During the Term, Karisa shall provide consulting services to Watson Wyatt clients and develop new business, particularly with respect to union and multi-employer plan clients.

(b) During the Term, Karisa shall be entitled to provide Strategic Consulting Services to organizations that are not currently clients of Watson Wyatt, provided that in the judgment of the Vancouver Managing Consultant such services are not services which could otherwise be provided by Watson Wyatt consultants in the Vancouver office.

(c) (i) During the Term, Watson Wyatt will pay to Karisa for each hour of time recorded performing consulting services for those clients listed in Schedule A attached hereto or as otherwise approved by the Vancouver Managing Consultant at a rate of 50% of the billable rate established from time to time. The initial billing rate will be $400 per hour, which will be increased from time to time consistent with billing rates in the Vancouver office and the approval of the Vancouver Managing Consultant.

(ii) Watson Wyatt will make monthly payments to Karisa on or before the 30th day of each month for consulting services based upon the consulting hours recorded by Karisa as Work in Progress for Watson Wyatt clients in the preceding month.

(iii) A record in respect of billings will be maintained during each fiscal year and at the end of each fiscal year, the net of all billings less Work in Progress recorded for all clients listed in Schedule "A" to this Agreement for consulting services rendered by Watson Wyatt to such clients in each fiscal year shall be calculated. If the net of all billings less Work in Progress recorded is negative, then the ratio of such negative number to the total Work in Progress that generated the fiscal year total billings shall be computed. An adjustment will be made in the amount paid to Karisa in respect of such fiscal year by Watson Wyatt in an amount equal to the negative ratio described above multiplied by the value of consulting time recorded as Work in Progress by Karisa in respect of the clients listed on Schedule "A" to this Agreement.

(iv) If an adjustment is necessary to the amount paid to Karisa in respect of a given fiscal year, Watson Wyatt shall withhold such adjustment from the last monthly payment to be made to Karisa for the fiscal year or from other consulting payments due Karisa under this Agreement.

(v) If, for a fiscal year, net of all billings less Work in Progress in respect to the clients listed in Schedule "A" hereto is positive, the amount shall enure to the benefit of Watson Wyatt.

3.  Business Development
(a) (i) Subject to the Vancouver Managing Consultant's or Watson Wyatt's approval of Rollick/Karisa's target clients, Watson Wyatt will pay to Karisa $90 per hour for the time recorded by Rollick/Karisa in attempting to generate business from new clients (i.e. clients that were not Watson Wyatt clients as of July 1, 1996) and new work assignments from existing Watson Wyatt clients not included in Schedule "A" hereto.

(ii) The payments to be made pursuant to paragraph (i) above shall be made on or before the 30th day of each month based on the hours recorded each month by Rollick/Karisa;

(b) (i) Watson Wyatt will pay to Karisa a further 5% of the Work in Progress created in each fiscal year from new clients or new client assignments in respect to existing clients for the fiscal year in which the services are first provided to new clients or new client assignments in respect to existing clients, and for the following three fiscal years, such amounts to be offset by all amounts paid to Karisa pursuant to paragraph 3(a) above and shall be adjusted as described in paragraph 2(c)(iv).

(ii) Such payments shall be made quarterly, based on Work in Progress created with respect to the new client or new assignments from existing clients in that quarter and shall be paid to Karisa on or before the 30th day of the month following the end of each calendar quarter.

4.  Expenses
(a) During the term, Watson Wyatt will provide to Rollick office space, business equipment and administrative support in Watson Wyatt's Vancouver office, subject to the continuing agreement of the Vancouver Managing Consultant. Watson Wyatt will also pay monthly parking fees, monthly mileage allowance, cellular car telephone bills for business use, and normal business expenses incurred in the ordinary course of performing consulting and new business services for Watson Wyatt.

(b) During the Term, Watson Wyatt will reimburse Rollick/Karisa for business class travel, meals, and lodging expenses for all approved client and new client business related travel by Rollick for Watson Wyatt.

(c) Watson Wyatt agrees that subject to her continued employment with Watson Wyatt and subject to her consent to continue to serve in this role, Janet Olsen will continue to serve as the Executive Assistant to Rollick during the Term of the Agreement.

(d) If Rollick/Karisa and/or the Vancouver Managing Consultant decide that it would be preferable for Rollick to move to offices outside of the Vancouver offices prior to the end of the Term, Watson Wyatt will pay Karisa a monthly allowance to be negotiated between Karisa and the Vancouver Managing Consultant from the date of Rollick's move to the end of the Term. the monthly payment will be intended to pay a proportionate share (based on the percentage of Karisa revenues that represent work for Watson Wyatt) of Karisa's total office expenses, administrative assistance, business equipment, etc. and will be in lieu of the services described in paragraph 4(a) of this Agreement.

5.  Availability
During the Term, Watson Wyatt will make available to Rollick/Karisa such Watson Wyatt associates as are needed to support Rollick/Karisa in providing client services and developing new business. With the agreement of the Vancouver Managing Consultant, whose approval shall not be unreasonably withheld, those support services and associates will be made available to Karisa/Rollick on a basis comparable to that which existed with Rollick prior to the commencement of the Consulting Agreement.

6.  Liability Coverage
Watson Wyatt will cover Karisa and Rollick under its liability insurance program for all services of work performed by Rollick and/or Karisa for Watson Wyatt clients under this Agreement. Rollick/Karisa acknowledge that the Watson Wyatt liability coverage does not apply to Strategic Consulting or other consulting work done by Rollick/Karisa outside of this Agreement.

7.  Entire Agreement
This Agreement constitutes the entire understanding contract and agreement between Karisa and Watson Wyatt and supersedes all prior oral or written understanding, agreements, contracts or representations, formal or informal between Watson Wyatt and Karisa or their respective representatives with respect to the provision of consulting services by Karisa to Watson Wyatt.

8.  Headings

The headings of this Agreement have been inserted for convenience of reference only and form no part of this Agreement.

9. Assignment
Neither party may assign this Agreement without the prior written consent of the other party hereto.

10.  Currency
All references to money currency are express in lawful money of Canada.

11.  Notices
All notices, communications and documents made or provided for in this Agreement shall be in writing and shall be deemed to have been delivered on the fourth business day next following the date of mailing, if mail by prepaid registered mail addressed to the relevant party as is addressed and set out on page 1 of this Agreement.

12.  Relationship
The relationship between Karisa and Watson Wyatt is and shall remain that of independent contractors and nothing in this Agreement shall or shall be construed for any purpose whatsoever to create any relationship between Karisa and Watson Wyatt of employment, agency, partnership of any kind whatsoever other than that of independent contractors.

13.  Early Termination
Either Watson Wyatt or Karisa may terminate this Agreement in accordance with the terms of the letter agreement dated the 10th day of May, 1996 from Watson Wyatt to Mr. Bruce I. Rollick.

14.  Confidentiality
Karisa and its employees will remain subject to all obligations of Watson Wyatt associates regarding confidential information while providing services under this Agreement.

15.  Business Conduct
Karisa  and  its  employees  will  conduct   business  in  accordance  with  the
professional and actuarial standards that apply to Watson Wyatt associates while this Agreement remains in effect.

16. Watson Wyatt and Rollick, respectively, each acknowledge that they will, in good faith, use their best efforts to act in a manner reasonably contemplated to carry out the terms of this Agreement.

17.  Governing Law
This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia. If any part of this Agreement is determined to be unenforceable or legal, that provision or provisions shall be severable from this Agreement to the extent of such unenforceability or illegality without effecting the remaining portions of this Agreement.

18.  Arbitration
Any dispute between Karisa and Watson Wyatt under this Agreement shall be resolved pursuant to the provisions of the Commercial Arbitration Act of British Columbia. In the event of any arbitration proceedings with respect to this Agreement, the successful party will be entitled to payment from the unsuccessful party of special costs on a full indemnity basis including fees, disbursements and taxes related to the determination of the dispute by arbitration. This provision shall not be construed to limit any rights which the parties may have to apply to any court of competent jurisdiction for injunctive or similar provisional relief.

In witness whereof the parties have executed this Agreement.

The Wyatt Company
Per:
A.W. Smith, Jr. \s\
Authorized Signatory

- -----------------------
Authorized Signatory

Karisa Investments Limited

Per:
Bruce Rollick \s\
Authorized Signatory

- -----------------------
Authorized Signatory

Bruce I. Rollick
Bruce Rollick \s\


Schedule "A"

Client*

Teamster Canada Pension Plan
Inventory lines 85186/85187

TMTIRB

TWU (all existing and new WIP lines, except 88086, 83527, 08773, 08774, 08775, 08783, 10488, and 10881). TWU does not include 21670, 88021, 94351 and 10922

Operating Engineers (57850 and 67851)
(not 21873)

Pulp and Paper Industry Pension Plan
(73230 and 72299)

B.C. Central Credit Union
12520
12526

TCG
87210
02982

UFCWU
74680
74710

* Shall also include new inventory lines created in respect of new work generated from clients in this Schedule subsequent to June 30, 1996.